EXHIBIT NO. 10.42.

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("AGREEMENT") is entered into by and between Carlos Alberini (the "EXECUTIVE") and GUESS ?, Inc., a Delaware corporation (the "COMPANY") on November 8, 2000 and shall be effective on the date that is the first day of the Executive's employment with the Company (the "EFFECTIVE DATE").

         WHEREAS, the Company desires to provide for the service and employment of the Executive with the Company and the Executive wishes to perform services for the Company, all in accordance with the terms and conditions provided herein.

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Executive and the Company hereby agree as follows:

         Section 1. EMPLOYMENT. The Company does hereby employ the Executive and the Executive does hereby accept employment as President and Chief Operating Officer of the Company. In the Executive's capacity as President and Chief Operating Officer of the Company, the Executive shall be responsible for product sourcing, logistics, retail sales (including store operations and real estate), MIS, finance, human resources, legal (excluding litigation management) and wholesale sales for the Company and all employees performing these responsibilities will report to the Executive in a manner consistent with the Company's open door policy. The Executive shall render such services on the terms set forth herein and shall report to the Board of Directors of the Company (the "BOARD") and the chief executive officer(s) of the Company. In addition, the Executive shall have such other executive and managerial powers and duties with respect to the Company and its subsidiaries as may reasonably be assigned to him by the Board, to the extent consistent with his position and status as set forth above. The Executive agrees to devote all of his working time and efforts to the business and affairs of the Company and its subsidiaries and shall not engage in activities that interfere in any way with such performance; PROVIDED, HOWEVER, that this Agreement shall not be interpreted to prohibit the Executive, subject to the prior approval of the Board, from serving on the board of directors of any corporation other than the Company.

         Section 2. TERM OF AGREEMENT. Subject to Section 6 hereof, the term (the "TERM") of this Agreement shall commence on the Effective Date and shall continue through December 31, 2003; PROVIDED that on December 31, 2003 and on each succeeding December 31, the Term shall automatically be extended by an additional year, unless the Executive or the Company shall give the other at least one hundred and eighty (180) days' prior written notice to the contrary ("NONRENEWAL NOTICE").

         Section 3. BOARD MEMBERSHIP. During the Term, the Company shall cause the Executive to be nominated to the Board and, if elected by the stockholders of the Company, the Executive shall serve as a member of the Board for the term for which he is so elected.

         Section 4. LOCATION. In connection with the Executive's employment by the Company, the Executive shall be based at the headquarters of the Company in Los Angeles, California, except for required travel for the Company's business.

         Section 5. COMPENSATION.

                           (a)      BASE SALARY. Effective as of the Effective
Date, the Company shall pay the Executive a base salary ("BASE SALARY") at an initial rate of $650,000 per year, payable in accordance with the Company's policies relating to salaried employees. Commencing on January 1, 2002, the Executive's Base Salary may be increased by the Compensation Committee of the Board (the "COMPENSATION COMMITTEE") in its sole discretion.


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

                           (b)      GUARANTEED BONUS. With respect to the
twelve-month period commencing on the Effective Date, the Company shall pay to the Executive a guaranteed bonus in an amount equal to $260,000 (the "GUARANTEED BONUS"), payable in two prorated installments to be paid on December 31, 2000 and on the last day of such twelve-month period; PROVIDED in each case that the Executive has been continuously employed with the Company from the Effective Date through the applicable installment payment date.

                           (c)      TARGET BONUS. Commencing with the first full
fiscal year of the Company ("FISCAL YEAR") following the Effective Date, the Executive shall have the opportunity to earn a bonus ("TARGET BONUS") for each Fiscal Year as recommended by the Compensation Committee in accordance with the Company's Executive Incentive Program, as it may be amended or otherwise modified from time to time (the "EIP"); PROVIDED in each case that the Executive has been continuously employed with the Company from the Effective Date through the last day of such Fiscal Year. The amount of each Target Bonus shall be set by the Compensation Committee and shall be no less than seventy percent (70%) of Base Salary if the applicable "target" performance goals (as defined in the EIP for such period) are met and no more than one hundred and twenty percent (120%) of Base Salary if the applicable "stretch" performance goals (as defined in the EIP for such period) are met. The criteria for determining the amount of any Target Bonus and the bases upon which such Target Bonus shall be payable shall be no less favorable to the Executive than those used for other senior executive officers of the Company, such criteria and bases to be determined in the sole discretion of the Compensation Committee. The amount of any Target Bonus to be paid to the Executive with respect to the first Fiscal Year following the Effective Date shall be reduced by the amount of the second installment of the Guaranteed Bonus payable to the Executive pursuant to clause (b) above, but in no event shall such amount be reduced to less than zero.

                           (d)      RESTRICTED STOCK AND STOCK OPTIONS.

                                    (i)      RESTRICTED STOCK GRANT. Subject to
         the approval of the Compensation Committee, the Executive shall be granted, as of the Effective Date, 205,680 restricted shares of common stock of the Company (the "RESTRICTED STOCK"). As a condition to receiving such grant of the Restricted Stock, the Executive agrees to pay to the Company in cash the aggregate amount of the par value of the Restricted Stock. The Restricted Stock shall vest as follows: (A) 105,680 shares shall vest on January 1, 2002, (B) 50,000 shares shall vest on January 1, 2003, and (C) 50,000 shares shall vest on January 1, 2004; PROVIDED in each case that the Executive has been continuously employed with the Company from the Effective Date through the applicable vesting date. Except as otherwise provided herein, the Restricted Stock shall be subject to such terms and conditions as generally apply to restricted stock granted to other senior executive officers who participate in the Company's equity incentive plans as such terms and conditions are in effect on the Effective Date.

                                    (ii)     INITIAL OPTION GRANT. Subject to
         the approval of the Compensation Committee, the Executive shall be granted, as of the Effective Date, an option (the "INITIAL OPTION") to purchase 500,000 shares of common stock of the Company at a per share exercise price equal to the fair market value of the common stock of the Company on the Effective Date. The Initial Option shall vest and become exercisable in annual installments at the rate of 100,000 shares on each of December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005 (each such installment, an "INITIAL OPTION INSTALLMENT"); PROVIDED in each case that the Executive has been continuously employed with the Company from the Effective Date through the applicable vesting date. Except as otherwise provided herein, the Initial Option shall be subject to such terms and conditions, including provisions regarding post-termination exercisability, as generally apply to stock options granted to other senior executive officers who participate in the Company's equity incentive plans as such terms and conditions are in effect on the Effective Date.

                                    (iii)    ADDITIONAL OPTION GRANTS.
         Commencing on January 1, 2002, the Executive shall be eligible to receive additional grants of stock options (each, an "ADDITIONAL OPTION GRANT") to purchase shares of common stock of the Company as recommended by the Compensation Committee in its sole discretion. Such Additional Option Grants, if any, shall be subject to the terms and conditions of any applicable stock option plans and programs of the Company and any other terms and conditions recommended by the Compensation Committee.

                           (e)      FRINGE BENEFITS. The Executive shall be
entitled to participate in any fringe, welfare and pension benefit and incentive programs adopted from time to time by the Company for the benefit of, and which generally apply to, its senior executive officers from time to time. The Executive will receive four (4) weeks of paid vacation annually.

         Section 6. TERMINATION.

                           (a)      NOTICE OF TERMINATION.

                                    (i)      "NOTICE OF TERMINATION" shall mean
         a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

                                    (ii)     Any purported termination of the
         Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof.

                           (b)      DATE OF TERMINATION. "DATE OF TERMINATION"
shall mean:

                                    (i)      if the Executive's employment is
         terminated because of death, the date of the Executive's death,

                                    (ii)     if the Executive's employment is
         terminated by the Company because of Disability, ten (10) days following the date on which the Notice of Termination is given, and

                                    (iii)    if the Executive's employment is
         terminated for any other reason, the date specified in the Notice of Termination, which shall not be a date prior to the date such Notice of Termination is given.

                           (c)      ACCRUED AND UNPAID BENEFITS. Following the
termination of the Executive's employment with the Company for any reason, the Executive shall receive:

                                    (i)      any earned, but unpaid, Base
         Salary,

                                    (ii)     any earned, but unpaid, Guaranteed
         Bonus or Target Bonus for any Fiscal Year prior to the Fiscal Year in which the Date of Termination occurs,

                                    (iii)    the cash equivalent of any accrued,
         but unused, vacation,

                                    (iv)     any accrued employee benefits,
         subject to the terms of the applicable employee benefit plans, and

                                    (v)      all additional amounts that the
         Executive is entitled to receive pursuant to this Section 6 or Section 7 hereof.

                           (d)      DEATH. In the event that the Executive's
employment hereunder is terminated by reason of the Executive's death, the Company shall pay the amounts described in Section 6(c) above and all benefits payable to the Executive, if any, under the terms of the Company's compensation and benefit plans, programs or arrangements.


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

                           (e)      DISABILITY.

                                    (i)      "DISABILITY" shall have the same
         meaning assigned to the same or a similar term pursuant to any long-term disability plan or policy of the Company in effect as of the Date of Termination. If no such plan or policy is then in effect, "Disability" shall mean that as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Company for a period of six (6) consecutive months or for any two hundred and ten
         (210) days within any period of twelve (12) consecutive months and that, in either case, the Executive shall not have returned to the full-time performance of his duties within thirty (30) days following the Company's delivery of a Notice of Termination pursuant to this
         Section 6(e)(i).

                                    (ii)     The Executive's employment under
         this Agreement may be terminated by the Company or the Executive for Disability, subject to applicable law.

                                    (iii)    During any period prior to such
         termination during which the Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay the Executive his Base Salary at the rate in effect at the commencement of such period of Disability, and the vesting of the Initial Option, Restricted Stock and other stock awards, if any, shall continue.

                                    (iv)     Upon termination of the Executive's
         employment for Disability, the Company shall pay all benefits payable to the Executive, if any, under the terms of the Company's compensation and benefit plans, programs or arrangements.

                           (f)      TERMINATION FOR CAUSE. The Company may
terminate the Executive's employment under this Agreement for Cause (as defined below) at any time.

                                    (i)      As used herein, termination for
         "CAUSE" shall mean the occurrence of any of the following, as determined by a two-thirds majority of the members of the Board (excluding the Executive from such vote and the denominator):

                                             (A)      the willful failure,
                  neglect or refusal by the Executive to perform his duties hereunder or to follow the instructions of the Board;

                                             (B)      any willful or grossly
                  negligent act, or commission of a felony or misdemeanor, by the Executive that a two-thirds majority of the members of the Board (excluding the Executive from such vote and the denominator) determines may have the effect of materially injuring (monetarily or otherwise) the business or reputation of the Company or its subsidiaries or their affiliates or any division thereof;

                                             (C)      the conviction of the
                  Executive of (or the pleading by Executive of guilty or NOLO CONTENDRE to) any misdemeanor involving fraud or embezzlement or any felony;

                                             (D)      any misappropriation or
                  embezzlement of the property of the Company or its subsidiaries or their affiliates (whether or not a misdemeanor or felony); and

                                             (E)      a material breach by the
                  Executive of any covenant in this Agreement.

                                    (ii)     The Company shall notify the
         Executive of any event or circumstance described in subsection (i) above, and, if curable, the Executive shall have thirty (30) days following such notice within which to cure such event or circumstance. If such event or circumstance is not cured within such period or is not curable, the Company may terminate the Executive for Cause at any time following the end of such period or, if such event or circumstance is not curable, at any time after such notice.

                                    (iii)    In the event of termination for
         Cause, this Agreement shall terminate without further obligation by the Company, except (A) for payment of the amounts described in Section 6(c) above, and (B) as otherwise may be provided under the terms of any equity incentive award outstanding on the Date of Termination.

                           (g)      TERMINATION BY THE EXECUTIVE.

                                    (i)      FOR GOOD REASON. The Executive may
         terminate his employment hereunder for Good Reason (as defined below).

                                    (ii)     WITHOUT GOOD REASON. Except as
         provided in clause (iii) below, the Executive may terminate his employment hereunder voluntarily without Good Reason upon at least six
         (6) months' prior notice to the Company.

                                    (iii)    FOLLOWING RECEIPT OF NONRENEWAL
         NOTICE FROM THE COMPANY. In the event that the Executive receives a Nonrenewal Notice from the Company, the Executive may terminate his employment with the Company upon thirty (30) days' prior written notice to the Company; PROVIDED that such Notice of Termination is received by the Company no later than thirty (30) days prior to the expiration of the Term.

                                    (iv)     "GOOD REASON".

                                             (A)      The Executive shall have
                  "GOOD REASON" to terminate his employment hereunder upon a failure by the Company to substantially comply with any material provision of this Agreement, without the Executive's written consent, that has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Company.

                                             (B)      Failure by the Company to
                  substantially comply with any material provision of this Agreement shall mean:

                                                      (1)      an action by the
                           Company resulting in a diminution of the Executive's title or authority,

                                                      (2)      any reduction in
                           the Executive's Base Salary then in effect or the failure to pay any other compensation described in
                           Section 5 hereof or Schedule 1 hereto that is due and payable to the Executive,

                                                      (3)      the Executive
                           being required by the Company to be based at any office or location outside the Los Angeles, California metropolitan area, or

                                                      (4)      any failure by
                           the Company or any successor of the Company to comply with and satisfy Section 18 hereof, including any failure by any such successor to adopt and be bound by this Agreement.

         Section 7. SEVERANCE.

                           (a)      PRIOR TO CHANGE IN CONTROL. If, prior to a
change in control of the Company as defined in the Company's 1996 Equity Incentive Plan as in effect on the Effective Date ("CHANGE IN CONTROL"), the Company terminates the Executive's employment with the Company for any reason other than (i) the


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

Executive's death or Disability or (ii) for Cause, or if the Executive terminates his employment with the Company for Good Reason, the Executive shall enter into a consulting arrangement with the Company pursuant to which the Executive shall provide consulting services to the Company for up to forty (40) hours per month for a period of eighteen (18) months commencing on the Date of Termination (the "CONSULTING PERIOD"). During the Consulting Period, the Executive shall be entitled to the following:

                                    (i)      the Company shall pay to the
         Executive on an annualized basis the Executive's Base Salary then in effect, payable in accordance with the Company's policies relating to salaried employees;

                                    (ii)     any benefits to which the Executive
         would otherwise be entitled pursuant to Schedule 1 hereto with respect to the Relocation Loan (as defined in Schedule 1 hereto) as if the Executive remained in active employment with the Company during the Consulting Period;

                                    (iii)    on the Date of Termination, the
         Company shall pay to the Executive an amount equal to the portion of any Guaranteed Bonus for the expired portion of the Fiscal Year in which the Date of Termination occurs;

                                    (iv)     any portion of the Restricted Stock
         that is not vested on the Date of Termination shall vest on such date;

                                    (v)      any portion of the Initial Option
         that is not vested on the Date of Termination shall vest and be exercisable during the Consulting Period at the rate of 8,334 shares per month commencing with the month following the vesting date of the Initial Option pursuant to Section 5(d)(ii) hereof that immediately preceded the Date of Termination and continuing through the month in which the Consulting Period ends as if the Executive remained in active employment with the Company during the Consulting Period;1 and

                                    (vi)     any portion of any Additional Grant
         that is not vested on the Date of Termination shall vest and be exercisable during the Consulting Period on a monthly basis based on the number of months remaining in the original vesting schedule as of the Date of Termination for such Additional Grant as if the Executive remained in active employment with the Company during the Consulting Period.

                           (b)      FOLLOWING CHANGE IN CONTROL. If, following a
Change in Control and prior to the expiration of the Term, the Company terminates the Executive's employment with the Company for any reason other than
(i) the Executive's death or Disability or (ii) for Cause, or if the Executive terminates his employment with the Company for Good Reason, the Executive shall be entitled to the following:

                                    (i)      the Company shall pay to the
         Executive a lump sum in an amount equal to two hundred percent (200%) of:

- ----------
(1)This provision is intended to work as follows:

DATE OF TERMINATION        LAST VESTING DATE         TOTAL MONTHS TO VEST       TOTAL SHARES VESTED
- -------------------        -----------------         --------------------       -------------------
1/15/03                    12/31/02                  1 + 18 months              19 x 8,334 = 158,346

6/15/03                    12/31/02                  6 + 18 months              24 x 8,334 = 200,016

11/15/03                   12/31/02                  11 + 18 months             29 x 8,334 = 241,686


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

                                             (A)      the Executive's Base
                  Salary then in effect, and

                                             (B)      the Target Bonus payable
                  to the Executive with respect to the Fiscal Year immediately preceding the Date of Termination or the Target Bonus payable to the Executive with respect to the Fiscal Year immediately preceding the Change in Control, whichever is higher (for the avoidance of doubt, the Target Bonus for the Fiscal Year ending December 31, 2001 includes the portion of the Guaranteed Bonus paid to the Executive during such Fiscal
                  Year);

                                    (ii)     any benefits to which the Executive
         would otherwise be entitled pursuant to Schedule 1 hereto with respect to the Relocation Loan (as defined in Schedule 1 hereto) as if the Executive remained in active employment with the Company for a period of two (2) years commencing on the Date of Termination;

                                    (iii)    any portion of the Restricted Stock
         that is not vested on the date immediately prior to the Date of Termination shall immediately vest as of the Date of Termination;

                                    (iv)     any Initial Option Installment that
         has not vested immediately prior to the Date of Termination shall vest and be exercisable;

                                    (v)      any portion of any Additional Grant
         that has not vested immediately prior to the Date of Termination shall vest and be exercisable; and

                                    (vi)     if the aggregate of all payments or
         benefits made or provided to the Executive under this Agreement and under all other plans and programs of the Company (the "AGGREGATE PAYMENT") is determined to constitute a parachute payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "CODE"), the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code (the "EXCISE TAX") is payable with respect to such Aggregate Payment, an additional amount that, after the imposition of all income, excise and other taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 7(b)(v) shall be made by the accounting firm that was, immediately prior to the Change in Control, the Company's independent auditor.

                           (c)      NONRENEWAL BY THE COMPANY. Upon the
expiration of the Term following the Executive's receipt of a Nonrenewal Notice from the Company (PROVIDED that the Executive's last day of employment with Company is the last day of the Term) or on the date on which the Executive voluntarily terminates his employment with the Company pursuant to Section 6(g)(iii) hereof, if earlier, the Executive shall enter into a consulting arrangement with the Company pursuant to which the Executive shall provide consulting services to the Company pursuant to the same terms and conditions as set forth in Section 7(a) hereof except that the "Consulting Period" shall be twelve (12) months rather than eighteen (18) months.

                           (d)      MITIGATION. As a condition to receiving any
payments or benefits pursuant to Section 7(c) hereof, the Executive agrees to mitigate the amount of any payment or benefit provided for pursuant to such
Section 7(c), including, without limitation, by seeking comparable employment, and any amounts earned by the Executive from any employment or any consulting arrangement during the Consulting Period may be deducted from the payments described in Section 7(c) hereof. The obligation to mitigate and the deduction from payment described in this Section 7(d) does not apply to payments and benefits described in Sections 7(a) and 7(b) hereof.

                           (e)      RELEASE OF EMPLOYMENT CLAIMS. The Executive
agrees, as a condition to receipt of the payments and benefits provided for in this Section 7, that he will execute a release agreement, in a form satisfactory to the Company, releasing any and all claims arising out of the Executive's employment (other than enforcement of this Agreement and the Executive's rights under any of the Company's incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement).


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

         Section 8. CONFIDENTIALITY; NON-COMPETITION.

                           (a)      CONFIDENTIALITY. "CONFIDENTIAL INFORMATION"
shall mean non-public information about the Company and its subsidiaries or their affiliates, and their respective clients and customers that is not disclosed by the Company or its subsidiaries for financial reporting purposes and that was learned by the Executive in the course of his employment with the Company, including, without limitation, any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes and records (including computer records) of the documents containing such Confidential Information. Confidential Information does not include information regarding the Executive's own compensation and benefits.

                                    (i)      The Executive acknowledges that in
         his employment with the Company, he will occupy a position of trust and confidence. The Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by the Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information.

                                    (ii)     The Executive acknowledges that all
         Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries, and that such Confidential Information gives the Company and its subsidiaries a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company and its subsidiaries or their affiliates or prepared by the Executive during the term of his employment by the Company, but excluding documents relating to the Executive's own compensation and benefits.

                           (b)      NON-COMPETITION. During the Executive's
employment with the Company and during the Consulting Period, if any, the Executive shall not, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, compete with the Company or any of its affiliates or subsidiaries in any business in which any of them is engaged while the Executive is employed with Company, including, without limitation, the design, manufacture and/or distribution of men's, women's or children's sportswear or accessories (such businesses are hereinafter referred to as the "BUSINESS"), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business. During the Consulting Period, if any, the restrictions imposed by this
Section 8(b) shall not apply to any business in which the Company or its affiliates and subsidiaries were not engaged at the time of termination of the Executive's employment hereunder or to any geographic area in which the Company or its affiliates and subsidiaries were not engaged in the Business at the time of termination.

                           (c)      NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS.
During the Executive's employment with the Company and during the Consulting Period, if any (and, in the event of a termination by the Company for Cause or by the Executive other than for Good Reason, for a period of twenty-four (24) months following the Date of Termination), the Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or their affiliates to divert their business to any business, individual, partner, firm, corporation or other entity that is then a direct competitor of the Company or its subsidiaries or their affiliates (each such competitor, a "COMPETITOR OF THE COMPANY"); PROVIDED, HOWEVER, that if the Executive is employed by customers or suppliers of the Company following his termination of employment and such employment does not violate Section 8(b) hereof, the normal execution of his duties in connection with such employment shall not constitute a violation of this Section 8(c).

                           (d)      NON-SOLICITATION OF EMPLOYEES.

                                    (i)      The Executive recognizes that he
         will possess confidential information about other employees of the Company and its subsidiaries or their affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company and its subsidiaries or their affiliates.

                                    (ii)     The Executive recognizes that the
         information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing their business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries.

                                    (iii)    The Executive agrees that, during
         the Executive's employment with the Company and during the Consulting Period, if any (and, in the event of a termination by the Company for Cause or by the Executive other than for Good Reason, for a period of twenty-four (24) months following the Date of Termination) he will not, directly or indirectly, solicit or recruit any employee of the Company or its subsidiaries or their affiliates for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company and its subsidiaries or their affiliates to any other person.

                           (e)      REMEDIES. In the event of a breach or
threatened breach of this Section 8, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient. Without limiting the foregoing and in addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contained in this Section 8, all benefits and payments payable pursuant to Section 7 hereof shall cease and all outstanding stock options, Restricted Stock or other stock awards shall be forfeited.

                           (f)      SURVIVAL OF PROVISIONS. The obligations
contained in this Section 8 shall, to the extent provided in this Section 8, survive the termination or expiration of the Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

         Section 9. NO VIOLATION OF THIRD-PARTY RIGHTS.

                           (a)      The Executive hereby represents, warrants
and covenants to the Company that the Executive:

                                    (i)      shall not, in the course of his
         employment or his consultancy with the Company, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets or other proprietary rights);

                                    (ii)     is not a party to any agreements
         with third parties that are not publicly available that prevent him from fulfilling the terms of employment and the obligations of this Agreement or which would be breached as a result of his execution of this Agreement; and

                                    (iii)    agrees to respect any and all valid
         obligations which he may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may be.

                           (b)      The Executive agrees to indemnify and save
harmless the Company from any loss, claim, damage, cost or expense of any kind (including, without limitation, attorney fees) to which the Company may be subjected by virtue of a breach by the Executive of any of the foregoing representations, warranties and covenants.

         Section 10. RELOCATION EXPENSES. The Executive shall be entitled to the relocation benefits described in SCHEDULE 1 hereto.

         Section 11. REIMBURSEMENT FOR LEGAL FEES. The Company shall reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement; PROVIDED that the aggregate amount of such reimbursement shall not exceed $20,000 and the Executive has furnished to the Company evidence satisfactory to the Company relating to such legal fees and expenses.

         Section 12. WITHHOLDING; OFFSET.

                           (a)      The Company shall make such deductions and
withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

                           (b)      The Company shall have the right to offset
any amounts that are due and payable to the Company by the Executive upon or after the Executive's termination of employment with the Company for any reason from any amounts due to the Executive pursuant to this Agreement; PROVIDED, HOWEVER, that the Company may not offset any amounts payable by the Executive to the Company in connection with any breach of contract or breach of fiduciary duty claim that has not been entered as a judgment.

         Section 13. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand, facsimile or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a facsimile to the respective persons named below:

                           (a)      IF TO THE COMPANY:        GUESS ?, Inc.
                                                              1444 South Alameda Street
                                                              Los Angeles, California  90021
                                                              Attention:  Maurice Marciano
                                                              Facsimile:  (213) 744-7840

                           (b)      IF TO THE EXECUTIVE:      Carlos Alberini
                                                              11 Boulder Trail
                                                              Chappaqua, New York  10514

Either party may change such party's address for notices by notice duly given pursuant hereto.

         Section 14. DISPUTE RESOLUTION; ATTORNEYS' FEES. The Company and the Executive agree that any dispute arising as to the parties' rights and obligations hereunder, other than with respect to Section 8 hereof, shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association then in effect. Each party shall have the right, in addition to any other relief granted by such arbitrator (or by any court with respect to relief granted with respect to Section 8 hereof), to reasonable attorneys' fees based on a determination by the arbitrator (or, with respect to Section 8 hereof, the court) of the extent to which each party has prevailed as to the material issues raised in determination of the dispute.

         Section 15. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California, without regard to its conflicts of law principles.

         Section 16. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to the Executive's employment and compensation by the Company.

         Section 17. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

         Section 18. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; PROVIDED that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity or any similar event, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

         Section 19. SEVERABILITY. Except as provided in Section 8(f) hereof, in the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this Agreement.

         Section 20. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         Section 21. COUNTERPARTS. This Agreement may be executed in counterparts (including counterparts delivered by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 22. REPRESENTATION BY COUNSEL; INTERPRETATION. Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto signed this Agreement on the date first above written.

                                        GUESS ?, INC.



                                        ----------------------------------------
                                        By:
                                        Title:


                                        CARLOS ALBERINI



                                        ----------------------------------------
                                        Carlos Alberini

                                   SCHEDULE 1

                                RELOCATION POLICY

1. REIMBURSEMENT FOR RELOCATION EXPENSES. The Company shall reimburse the Executive in accordance with the Company's relocation policy for the Executive's reasonable relocation-related costs and expenses; PROVIDED that the Executive has furnished to the Company evidence satisfactory to the Company relating to such costs and expenses.

2. RELOCATION LOAN FOR PURCHASE OF PRIMARY RESIDENCE. Upon request by the Executive, the Company shall advance an aggregate amount of up to $1,000,000 to be used by the Executive solely for the purchase of a primary residence ("RESIDENCE") for the Executive in the Los Angeles, California metropolitan area (the total amount advanced hereinafter referred to as the "RELOCATION LOAN"). The Relocation Loan shall be evidenced by a separate agreement, the terms of which shall be consistent with this Paragraph 2.

         a. The unpaid principal balance of the Relocation Loan shall accrue interest at the fixed rate of seven percent (7%) per annum (calculated using the actual daily principal balance outstanding and on the basis of a 365-day or 366-day year); PROVIDED that no interest shall accrue while the Executive is continuously employed with the Company.

         b. The Relocation Loan shall be secured by a first or second mortgage on the Residence.

         c. On each of the sixth, seventh, eighth, ninth and tenth anniversaries of the Effective Date (subject to the Executive being continuously employed with the Company from the Effective Date through each such anniversary date), an amount equal to twenty-percent (20%) of the Relocation Loan shall be deemed to have been repaid.

         d. Upon termination of the Executive's employment with the Company by the Executive for Good Reason, by the Company without Cause or by the Executive pursuant to Section 6(g)(iii) of the Agreement, the Executive shall repay the entire unpaid principal balance of the Relocation Loan (plus interest accrued thereon from the Date of Termination) by the earlier of (i) twelve (12) months following the Date of Termination, and (ii) the date of the closing of the sale of the Residence (directly from the escrow proceeds), unless the Compensation Committee, in its sole discretion, waives the Executive's obligation to repay all or any portion of such amount.

         e. Upon termination of the Executive's employment with the Company by the Company for Cause, the Executive shall repay the entire unpaid principal balance of the Relocation Loan (plus interest accrued thereon from the Date of Termination) by the earlier of (i) six (6) months following the Date of Termination, and (ii) the date of the closing of the sale of the Residence (directly from the escrow proceeds).

         f. Upon termination of the Executive's employment with the Company for any other reason not described in clauses c. and
                  d. above, the Executive shall repay the entire unpaid principal balance of the Relocation Loan (plus interest accrued thereon from the Date of Termination) by the earlier of (i) thirty (30) days following the Date of Termination, and
                  (ii) the date of the closing of the sale of the Residence (directly from the escrow proceeds).

         g. The Company shall have the right to offset any amounts due and payable by the Executive to the Company with respect to the Relocation Loan against any amounts then due to the Executive pursuant to this Agreement.

- ------------------ COMPARISON OF FOOTNOTES ------------------

- -FOOTNOTE 1-

This provision is intended to work as follows:

DATE OF TERMINATION        LAST VESTING DATE         TOTAL MONTHS TO VEST       TOTAL SHARES VESTED
- -------------------        -----------------         --------------------       -------------------
1/15/03                    12/31/02                  1 + 18 months              19 x 8,334 = 158,346

6/15/03                    12/31/02                  6 + 18 months              24 x 8,334 = 200,016

11/15/03                   12/31/02                  11 + 18 months             29 x 8,334 = 241,686